FUND SERVICES AGREEMENT

between

REALTY CAPITAL INCOME FUNDS TRUST

and

RCS ADVISORY SERVICES, LLC

INDEX

1.	APPOINTMENT AND DELIVERY OF DOCUMENTS	1

2.	DUTIES OF RCS	2

3.	FEES AND EXPENSES	3

4.	STANDARD OF CARE, INDEMNIFICATION AND RELIANCE	4

5.	Intentionally Omitted	6

6.	EXPENSES ASSUMED BY THE TRUST	6

7.	REPRESENTATIONS AND WARRANTIES	7

8.	CONFIDENTIALITY	7

9.	PROPRIETARY INFORMATION	8

10.	ADDITIONAL FUNDS AND CLASSES	9

11.	ASSIGNMENT AND SUBCONTRACTING	9

12.	EFFECTIVE DATE, TERM AND TERMINATION	9

13.	LIAISON WITH ACCOUNTANTS/ATTORNEYS	10

14.	MISCELLANEOUS	10

APPENDIX I		1

APPENDIX II		1

APPENDIX III		1

REALTY CAPITAL INCOME FUNDS TRUST

FUND SERVICES AGREEMENT

THIS FUND SERVICES AGREEMENT (this “Agreement”) effective as of the 11th day of April, 2013, by and between Realty Capital Income Funds Trust, a Delaware statutory trust, a Delaware statutory Trust (the “Trust”), and RCS Advisory Services, LLC, a Delaware limited liability company ("RCS"). This Agreement replaces and supersedes all prior understandings and agreements between the parties hereto for the services described below.

WHEREAS, the Trust is an open-end management investment company registered with the United States Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Trust is authorized to issue shares (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust offers shares in the series as set forth on Appendix III attached hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 10, being herein referred to as a “Fund,” and collectively as the “Funds”); and

WHEREAS, the Trust desires that RCS perform, or cause to be performed, fund administration and fund accounting services selected on Appendix III (collectively the “Services”) for and on behalf of the Funds and RCS is willing to provide, or cause to be provided, those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the Trust and RCS hereby agree as follows:

1.	APPOINTMENT AND DELIVERY OF DOCUMENTS

(a)	The Trust, on behalf of each Fund listed in Appendix III attached hereto, hereby appoints RCS to provide, or cause to be provided, the Funds with the Services selected in Appendix III attached hereto, for the period and on the terms set forth in this Agreement. RCS accepts such appointment and agrees to furnish, or cause to be furnished, the services herein set forth in return for the compensation as provided in Section 3 and Appendix III of this Agreement. A description of all the services provided pursuant to this Agreement is set forth on Appendices I – II. The parties agree that RCS shall be permitted to delegate any or all of these Services to any third-party (a “Sub-Contractor”) pursuant to a sub-contract as long as the board of trustees of the Trust authorized RCS to enter into such a sub-contract with such Sub-Contractor.

(b)	In connection therewith the Trust has delivered (or caused to be delivered) to RCS copies of:

(i)	the Trust's Agreement and Declaration of Trust (the "Organizational Documents");

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(ii)	the Trust's Registration Statement on Form N-1A and all amendments thereto filed with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the 1940 Act (the "Registration Statement");

(iii)	the Trust’s notification of registration under the 1940 Act on Form N-8A as filed with the SEC;

(iv)	the Trust's current Prospectus and Statement of Additional Information for each Fund (collectively, as currently in effect and as amended or supplemented, the "Prospectus");

(v)	each Fund’s current plan of distribution and or Shareholder Servicing Plan or Agreement (if any) adopted by the Trust under Rule 12b-1 under the 1940 Act (or otherwise)(the "Plan");

(vi)	each Fund’s investment advisory agreement;

(vii)	each Fund’s underwriting agreement;

(viii)	contact information for each Fund’s service providers, including but not limited to, the Fund’s custodian, transfer agent, independent auditors, legal counsel, underwriter and chief compliance officer; and

(ix)	procedures adopted by the Trust in accordance with Rule 17a-7 under the 1940 Act with respect to affiliated transactions.

(c)	the Trust shall promptly furnish (or cause to be furnished to) RCS with all amendments of or supplements to the items listed in Section 1(b) above.

2.	DUTIES OF RCS

RCS’s duties with respect to Fund Accounting and Fund Administration services are detailed in Appendices I and II to this Agreement.

(a)	In order for RCS to perform the Services (or cause such services to be performed), the Trust shall (i) cause all service providers to the Funds to furnish any and all necessary information to RCS, and assist RCS as may be required and (ii) ensure that RCS has access to all records and documents that RCS needs to perform the Services and that are maintained by the Trust or any service provider to the Trust or any Fund.

(b)	RCS shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(c)	Whenever, in the course of performing its duties under this Agreement, RCS determines, on the basis of information supplied to RCS by the Trust, that a violation of applicable law has occurred, or that, to its knowledge, a possible violation of applicable law may have occurred, or with the passage of time could occur, RCS shall promptly notify the Trust’s Chief Compliance Officer and legal counsel of such violation.

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3.	FEES AND EXPENSES

(a)	Fees. As compensation for the Services provided by RCS pursuant to this Agreement, the Trust agrees to pay RCS the fees set forth in Appendix III attached hereto. Fees will begin to accrue with respect to each Fund on the later of the date of this Agreement or the date RCS begins providing services to such Fund. For the purpose of determining fees calculated as a function of a Fund’s assets, the value of the Fund’s assets and net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board. RCS will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month. Services provided for partial months shall be subject to pro ration.

(b)	Expenses. RCS will bear its own expenses, in connection with the performance of the Services under this Agreement, except as provided herein or as agreed to by the parties. In addition to the fees paid under Section 3(a), the Trust agrees to reimburse RCS for all reasonable out-of-pocket expenses or advances incurred by RCS to perform the Services or charged to RCS by a Sub-Contractor performing the Services or otherwise incurred by RCS at the request or with the consent of the Trust. For reports, analyses and services requested in writing by the Trust and provided by RCS, not in the ordinary course, RCS shall charge hourly fees specified in Appendix III attached hereto.

(c)	Fee Changes. On each anniversary date of this Agreement (determined from the “Effective Date” for each Fund as set forth on Appendix III), the base and/or minimum fees enumerated in Appendix III attached hereto, may be increased by the change in the Consumer Price Index for the Northeast region (the “CPI”) for the twelve-month period ending with the month preceding such annual anniversary date. Any CPI increases not charged in any given year may be included in prospective CPI fee increases in future years. RCS agrees to provide the Trust prior written notice of any CPI increase.

(d)	Due Date. All fees contemplated under Section 3(a) above and reimbursement for all expenses contemplated under Section 3(b) above are due and payable within ten (10) days of receipt of an invoice provided by RCS. Any fees or reimbursements due hereunder and not received by its due date may be assessed interest at the maximum amount permitted by law.

(e)	Books and Records. The accounts, books, records and other documents (the “Records”) maintained by RCS or a Sub-Contractor shall be the property of the Trust, and shall be surrendered to the Trust, at the expense of the Trust, promptly upon request by the Trust in the form in which such Records have been maintained or preserved, provided that all service fees and expenses charged by RCS in the performance of its duties hereunder have been fully paid to the satisfaction of RCS. RCS agrees to maintain, or have maintained, a backup set of Records (which back-up set shall be updated on at least a weekly basis) at a location other than that where the original Records are stored. RCS shall assist the Funds’ independent auditors, or, upon approval of the Funds, any regulatory body, in any requested review of the Records. RCS shall preserve the Records, as they are required to be maintained and preserved by Rule 31a-1 under the 1940 Act.

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(f)	De-Conversion Fee. Upon termination of an agreement with a Sub-Contractor, the Sub-Contractor may charge a “De-Conversion” fee to compensate such Sub-Contractor for providing to the Fund’s new service providers, all material records, history and data maintained by Sub-Contractor under this Agreement. The amount of the De-Conversion fee is specified in Appendix III attached hereto. In addition, in certain circumstances, a Sub-Contractor may reserve the right to charge for out-of-pocket expenses associated with the De-Conversion, as specified in Section 12(d) of this Agreement.

(g)	Post-Engagement Audit Support Fees. After a De-Conversion, RCS may need to call upon a Sub-Contractor to provide support to a Fund’s service provider and assist with a Fund’s annual audit. Services provided by a Sub-Contractor to accommodate this request shall be subject to that Sub-Contractor’s standard hourly rates existing at the time of the request. The Trust agrees to compensate RCS for amounts it is required to pay to a Sub-Contractor pursuant to this paragraph.

4.	STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

(a)	Indemnification of RCS. The Trust shall, on its own behalf and on behalf of each applicable Fund, indemnify and hold RCS harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to the Trust’s refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by the Trust contained in this Agreement, or which arise out of the Trust’s lack of good faith, gross negligence or willful misconduct with respect to the Trust’s performance under or in connection with this Agreement. The Trust shall not be liable for any special, incidental, indirect, consequential or exemplary damages.

(b)	Indemnification of the Trust. RCS shall indemnify and hold the Trust and each applicable Fund harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to RCS’s refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by RCS contained in this Agreement or which arise out of RCS’s or a Sub-Contractor’s lack of good faith, gross negligence or willful misconduct with respect to RCS’s performance under or in connection with this Agreement.

(c)	Reliance. Except to the extent that RCS may be liable pursuant to Sections 4(a) and 4(b) above, the Trust shall hold RCS harmless and RCS shall not be liable for any action taken by it or a Sub-Contractor or failure to act by it or a Sub-Contractor in reliance upon, and shall be entitled to rely upon:

(i)	advice of the Trust, the Funds, their officers, independent auditors or legal counsel;

(ii)	any oral instruction which it receives and which it, in good faith, has a reasonable basis to believe was transmitted by the person or persons authorized by the Board to give such oral instruction pursuant to the parties standard operating practices;

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(iii)	any written instruction or certified copy of any resolution of the Board, and RCS and a Sub-Contractor may rely upon the genuineness of any such document, copy or facsimile thereof which RCS or the Sub-Contractor, as applicable, has a reasonable basis to believe has been validly executed;

(iv)	any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document which RCS or a Sub-Contractor has a reasonable basis to believe is genuine and has been signed or presented by the Trust, or other proper party or parties;

(v)	any instruction, information, data, records or documents provided to RCS or its agents or subcontractors furnished (pursuant to procedures mutually agreed to by RCS and the Trust’s service providers) by machine readable input, data entry, email, facsimile or other similar means authorized by the Board; and

(vi)	any authorization, instruction, approval, item or set of data, or information of any kind transmitted to RCS or a Sub-Contractor in person or by telephone, email, facsimile or other electronic means, furnished and which RCS or the Sub-Contractor has a reasonable basis to believe is genuine and has been given by the proper person or persons. RCS shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

RCS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which RCS or a Sub-Contractor has a reasonable basis to believe is genuine.

At any time, RCS may apply to any officer of the Trust for instructions, and may consult with legal counsel to the Trust with respect to any matter arising in connection with the routine services to be performed by RCS under this Agreement, and RCS and its agents or subcontractors shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in reasonable reliance upon such instructions or upon the advice of such counsel. RCS agrees to consult first with the Trust before engaging in any non-routine legal consultation that may result in additional legal costs to the Trust or the Funds.

(d)	Errors of Others. Except for any Sub-Contractors, RCS shall not be liable for the errors of other service providers to the Trust or the Funds, including, without limitation, the errors of pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services' standard contracts entered into by RCS (if any)) and errors in information provided by an investment adviser (including prices and pricing formulas and the untimely transmission of trade information) or custodian to the Trust; except or unless any RCS action or inaction is a direct cause of the error.

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(e)	Reliance on Electronic Instructions. If the Trust has the ability to originate electronic instructions to RCS in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event RCS shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established and agreed upon by RCS and the Fund’s investment adviser.

(f)	Notification of Claims. In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

(g)	Notwithstanding any other provision of this Agreement, RCS’s maximum liability to the Trust, or any applicable Fund, arising out of the transactions contemplated hereby, whether arising in contract, tort (including, without limitation, negligence) or otherwise, shall not exceed the direct loss to the Trust or such Fund (as applicable). IN NO EVENT SHALL RCS BE LIABLE FOR TRADING LOSSES, LOST REVENUES, SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR EXEMPLARY DAMAGES OR LOST PROFITS, WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE OR RCS WAS ADVISED OF THE POSSIBILITY THEREOF. THE PARTIES ACKNOWLEDGE THAT THE OTHER PARTS OF THIS AGREEMENT ARE PREMISED UPON THE LIMITATION STATED IN THIS SECTION.

5.	Intentionally Omitted

6.	EXPENSES ASSUMED BY THE TRUST

Except as otherwise specifically stated in this Agreement, RCS shall pay all expenses incurred by it in performing the Services under this Agreement. The Trust shall be responsible, and shall reimburse RCS for all out-of-pocket expenses incurred by RCS under this Agreement and all other expenses incurred in the operation of the Funds, including, but not limited to:

(a)	taxes;
(b)	interest;
(c)	brokerage fees and commissions, if any;
(d)	SEC fees (including EDGAR filing fees);
(e)	state blue sky registration or qualification fees;
(f)	advisory fees;
(g)	charges of custodians;
(h)	transfer and dividend disbursing agents' fees;
(i)	insurance premiums;
(j)	outside auditing and legal expenses;
(k)	costs of maintaining trust existence;

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(l)	costs attributable to shareholder services, including, without limitation, telephone and personnel expenses;
(m)	costs of preparing and printing prospectuses for regulatory purposes;
(n)	costs of shareholders' reports, Trust meetings and related expenses;
(o)	Trust legal fees; and
(p)	any extraordinary expenses.

7.	REPRESENTATIONS AND WARRANTIES

(a)	Representations of RCS. RCS represents and warrants to the Trust that:

(i)	it is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware;

(ii)	it is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement; and

(iii)	it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement.

(b)	Representations of the Trust. The Trust represents and warrants to RCS that:

(i)	it is a statutory trust organized and existing and in good standing under the laws of the State of Delaware;

(iii)	it is an open-end management investment company registered under the 1940 Act;

(iv)	it is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(v)	a registration statement under the Securities Act of 1933, as amended, has been filed with the SEC and the Trust will seek effectiveness of such registration statement, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of each Fund being offered for sale; and

(vi)	each Fund’s organizational documents, Registration Statement and Prospectus are true and accurate and in conformance with applicable federal and state securities laws.

8.	CONFIDENTIALITY

The Trust and RCS agree that all books, records, information, and data pertaining to the business of the other party, the Trust and each Fund, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement, shall remain confidential, and shall not be voluntarily disclosed to any other person, except that RCS may:

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(a)	prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

(b)	provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies;

(c)	release such information as permitted or required by law or approved in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where RCS may be exposed to civil or criminal liability or proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by the Trust, or the Trust’s investment adviser (as applicable); and

(d)	provide information to each Fund’s accountants and legal counsel as is contemplated by Section 13 of this Agreement;

(e)	provide information to the Sub-Contract to perform the Services.

Except as provided above, in accordance with Title 17, Chapter II, part 248 of the Code of Federal Regulations (17 CFR 248.1 – 248.30) (“Reg S-P”), RCS will not directly, or indirectly through an affiliate, disclose any non-public personal information as defined in Reg S-P, received from the Trust or a Fund to any person that is not affiliated with such entity or with RCS and provided that any such information disclosed to an affiliate of RCS shall be under the same limitations on non-disclosure.

Both parties agree to communicate sensitive information via secured communication channels (i.e. encrypted format).

9.	PROPRIETARY INFORMATION

(a)	Proprietary Information of RCS. The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by RCS or a Sub-Contractor on databases under the control and ownership of RCS, a Sub-Contractor, or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “RCS Proprietary Information”) of substantial value to RCS, a Sub-Contractor, or the third party. The Trust agrees to treat all RCS Proprietary Information as proprietary to RCS and further agrees that it shall not divulge any RCS Proprietary Information to any person or organization except as may be provided under this Agreement.

(b)	Proprietary Information of the Trust. RCS acknowledges that the Shareholder list and all information related to shareholders furnished to RCS by the Trust or by a shareholder in connection with this Agreement (collectively, “Customer Data”), all information regarding the Trust portfolios, arrangements with brokerage firms, compensation paid to or by the Trust, trading strategies and all such related information (collectively, “Trust Proprietary Information”) constitute proprietary information of substantial value to the Trust. In no event shall RCS Proprietary Information be deemed Trust Proprietary Information or Customer Data. RCS agrees to treat all Trust Proprietary Information and Customer Data as proprietary to the Trust and further agrees that it shall not divulge any Trust Proprietary Information or Customer Data to any person or organization except as may be provided under this Agreement or as may be directed by the Trust or as may be duly requested by regulatory authorities.

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(c)	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 9. The obligations of this Section 9 shall survive any earlier termination of this Agreement.

10.	ADDITIONAL FUNDS AND CLASSES

In the event that the Trust establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and classes under this Agreement with necessary changes made to Appendix III; however, either the Trust or RCS may elect not to make any such series or classes subject to this Agreement.

11.	ASSIGNMENT

This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of RCS.

12.	EFFECTIVE DATE, TERM AND TERMINATION

(a)	Effective Date. This Agreement shall become effective on the date first above written and the effective date with respect to each Fund is set forth on the Appendix III attached hereto.

(b)	Term. This Agreement shall remain in effect for a period of three (3) years from the applicable Fund(s) effective date and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by the Trust and a majority of the Board.

(c)	Termination. This Agreement can be terminated at the end of the initial term or subsequent renewal period upon ninety (90) days’ prior written notice by either party. Upon termination of this Agreement in its entirety, RCS shall have no further obligation to provide Services to the terminating Fund(s) and all outstanding payments due with respect to such Fund(s) under this Agreement shall become immediately due and payable to RCS, including any unpaid fees earned through the date of termination and the balance of all future minimum fees due under the remaining term of this Agreement. In the event of termination, RCS agrees that it will cooperate to facilitate the smooth transition of services and to minimize disruption to a Fund and its shareholders. Notwithstanding the foregoing, either party may terminate this agreement upon thirty (30) days’ written notice in the event of a material breach. The parties have a right to attempt to cure a breach within the thirty-day notice period. If the breach is not cured within said period, then the non-breaching parties shall have the right to terminate this Agreement immediately and to submit any claim(s) such parties may have to arbitration, in accordance with Section 14(g), below. In any event, this Agreement can be terminated with respect to a particular Fund or Funds at any time upon thirty (30) days’ prior written notice if the Board makes a determination to liquidate such Fund(s).

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(d)	Reimbursement of RCS’s Expenses in the event of a De-Conversion. In the event that RCS is charged the amount of a Sub-Contractor’s reasonable labor charges and cash disbursements for services in connection with RCS’s activities in effecting a De-Conversion, the Trust shall reimburse RCS for such charges.

(e)	Survival of Certain Obligations. The obligations of Sections 3, 4, 8, 9, 12 and 13 shall survive any termination of this Agreement.

13.	LIAISON WITH ACCOUNTANTS/ATTORNEYS

(a)	RCS shall act as liaison with each Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Fund. RCS shall take reasonable actions in the performance of its duties under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

(b)	RCS shall act as liaison with each Fund’s legal counsel and shall take reasonable actions to ensure that necessary Fund information is made available to the Fund’s legal counsel.

14.	MISCELLANEOUS

(a)	Amendments. This Agreement may not be amended, or any provision hereof waived, except in writing signed by the party against which the enforcement of such amendment or waiver is sought.

(b)	Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

(c)	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(d)	Counterparts. The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)	Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)	Force Majeure. Neither party shall be liable for failure to perform if the failure results from a cause beyond its control, including, without limitation, fire, electrical, mechanical, or equipment breakdowns, delays by third party vendors and/or communications carriers, civil disturbances or disorders, terrorist acts, strikes, acts of governmental authority or new governmental restrictions, or acts of God.

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(g)	Arbitration. The parties understand and agree that, to the extent permitted by law, all claims arising out of this Agreement will be resolved through final and binding arbitration pursuant to the terms hereof. In this regard, the parties acknowledge and agree that: (i) such arbitration will be final and binding on the parties; (ii) the parties are hereby waiving their rights to seek remedies in court, including the right to a jury trial; (iii) pre-arbitration discovery is generally more limited than and different from discovery conducted in connection with litigation; (iv) the arbitrator's award is not required to include factual findings or legal reasoning; and (v) a party's right to appeal or seek modification of rulings by the arbitrator will be strictly limited.

Such arbitration will be conducted in New York according to the securities arbitration rules then in effect of the American Arbitration Association. Both parties understand that the other party may initiate arbitration by serving or mailing a written notice to the other party hereto by certified mail, return receipt requested. Any award the arbitration panel makes will be final, and judgment on it may be entered in any court having jurisdiction.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys’ fees and costs incurred in connection with the enforcement of this Agreement. No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action who is a member of a putative class action until:

•	The class certification is denied;
•	The class is decertified; or
•	The person is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

(h)	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(i)	Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or by overnight, registered or certified mail, postage prepaid, or by facsimile to each party at the address set forth below or at such new address designated by such party by notice given pursuant to this Section.

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To Trust:	To RCS:
John H. Grady	John H. Grady
President	Executive Vice President
Realty Capital Income Funds Trust	RCS Advisory Services, LLC
405 Park Avenue, 15th Floor	405 Park Avenue
New York, NY 10022	New York, NY 10022
Telephone: 1-877-373-2522	Telephone: 1-877-373-2522
JGrady@rcsecurities.com	JGrady@rcsecurities.com

With a copy to:	With a copy to:

(j)	Safekeeping. RCS shall establish and maintain (or cause to be established and maintained) facilities and procedures reasonably acceptable to the Trust for the safekeeping and control of records maintained by RCS under this Agreement including the preparation and use of check forms, facsimile, email or other electronic signature imprinting devices.

(k)	Representation of Signatories. Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, effective as of the day and year first above written.

REALTY CAPITAL INCOME FUNDS TRUST		RCS ADVISORY SERVICES, LLC

By:	/s/ John H. Grady	By:	/s/ John H. Grady
	John H. Grady		John H. Grady
	President		Executive Vice President

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APPENDIX I

Fund Accounting Services

With respect to each Fund, RCS shall provide, or cause to be provided, the following services subject to, and in compliance with, the objectives, policies and limitations set forth in the Trust’s Registration Statement, the Trust’s Organizational Documents, applicable laws and regulations, and resolutions and policies established by the Trust’s Board:

1)	Timely calculate the net asset value per share with the frequency prescribed in each Fund's then-current Prospectus, transmit the Fund's net asset value to NASDAQ, and communicate such net asset value to the Trust and its transfer agent or sub-transfer agent;

2)	Calculate each item of income, expense, deduction, credit, gain and loss, if any, as required by the Trust and in conformance with generally accepted accounting principles ("GAAP"), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code of 1986, as amended (or any successor laws)(the "Code");

3)	Prepare and maintain on behalf of each Fund, books and records of each Fund, as required by Rule 31a-1 under the 1940 Act, and as such rule or any successor rule, may be amended from time to time, that are applicable to the fulfillment of RCS’s Fund Accounting Services, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Trust and RCS. Without limiting the generality of the foregoing, RCS will prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents:
a.	Cash receipts journal
b.	Cash disbursements journal
c.	Dividend record
d.	Purchase and sales - portfolio securities journals
e.	Subscription and redemption journals
f.	Security ledgers
g.	Broker ledger
h.	General ledger
i.	Daily expense accruals
j.	Daily income accruals
k.	Securities and monies borrowed or loaned and collateral therefore
l.	Foreign currency journals
m.	Trial balances

4)	Make such adjustments over such periods as the Trust’s administrator or sub-administrator deems necessary, and communicates to RCS in writing, to reflect over-accruals or under-accruals of estimated expenses or income;

5)	Provide the Trust and, each investment adviser serving as an investment adviser for a Fund with daily portfolio valuation, net asset value calculation and other standard operational reports as requested from time to time;

Appendix I Page | 1

6)	Provide all raw data available from its mutual fund accounting system for the Fund’s investment adviser, administrator or sub-administrator to assist in preparation of the following:
a.	Semi-annual financial statements;
b.	Semi-annual form N-SAR and annual tax returns;
c.	Financial data necessary to update form N-1A; and
d.	Annual proxy statement.

7)	Provide facilities to accommodate an annual audit by each Fund’s independent accountants and, upon approval of the Trust, any audits or examinations conducted by the SEC or any other governmental or quasi-governmental entities with jurisdiction;

8)	Transmit to and receive from the Trust’s transfer agent or sub-transfer agent appropriate data on a daily basis and daily reconcile Shares outstanding and other data with the transfer agent or sub-transfer agent;

9)	Periodically reconcile all appropriate data with the Trust’s custodian; and

10)	Perform such other record keeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board pursuant to mutually acceptable timelines and compensation agreements.

Fund Accounting Records.

Maintenance of and Access to Records. RCS shall maintain records relating to its services, such as journals, ledger accounts and other records, as are required to be maintained under the 1940 Act and, specifically, Rule 31a-1 thereunder. The books and records pertaining to the Trust that are in possession of RCS shall be the property of the Trust. The Trust, or the Trust's authorized representatives, shall have access to such books and records at all times during RCS’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by RCS to the Trust or the Trust's authorized representatives. In the event the Trust designates a successor that assumes any of RCS’s obligations hereunder, RCS shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by RCS under this Agreement.

Inspection of Records. In case of any requests or demands for the inspection of the records of the Trust maintained by RCS, RCS will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. RCS shall abide by the Trust's instructions for granting or denying the inspection; provided, however, that RCS may grant the inspection without instructions from the Trust if RCS is advised to disclose by its legal counsel.

All out-of-pocket expenses will be billed as set forth on Appendix III. RCS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Fund Accounting Services. Any modification of the Fund Accounting Services provided by RCS as set forth in this Appendix I shall be delivered to the Trust in writing.

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APPENDIX II

Fund Administrative Services

With respect to each Fund, RCS shall provide, or cause to be provided, the following services subject to, and in compliance with the objectives, policies and limitations set forth in the Trust’s Registration Statement, the Trust’s Organizational Documents, applicable laws and regulations, resolutions and policies established by the Trust’s Board:

1)	Monitor the performance of administrative and professional services rendered to the Trust by others, including its sub-administrator, custodian, transfer agent, sub-transfer agent, fund accountant, fund sub-accountant, and dividend disbursing agent as well as legal, auditing, shareholder servicing and other services performed for the Trust;

2)	Monitor Fund holdings and operations for post-trade compliance with the Prospectus and Statement of Additional Information, SEC statutes, rules, regulations and policies and pursuant to advice from the Fund’s independent public accountants and Trust counsel, monitor Fund holdings for compliance with IRS taxation limitations and restrictions and applicable Federal Accounting Standards Board rules, statements and interpretations; provide periodic compliance reports to each investment adviser or sub-adviser to the Trust, and assist the Trust, the Adviser and each sub-adviser to the Trust (collectively referred to as “Advisers”) in preparation of periodic compliance reports to the Trust, as applicable;

3)	Prepare and coordinate the printing of semi-annual and annual financial statements;

4)	Prepare selected management reports for performance and compliance analyses agreed upon by the Trust and RCS from time to time;

5)	In consultation with legal counsel to the Trust, the investment adviser, officers of the Trust and other relevant parties, prepare and disseminate materials for meetings of the Board, including agendas and selected financial information as agreed upon by the Trust and RCS from time to time; attend and participate in Board meetings to the extent requested by the Board; and prepare or cause to be prepared minutes of the meetings of the Board;

6)	Determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income, and excise tax requirements, to be reviewed by the Trust's independent public accountants;

7)	Review the Trust's federal, state, and local tax returns as prepared and signed by the Trust's independent public accountants;

8)	Prepare and maintain the Trust's operating expense budget to determine proper expense accruals to be charged to each Fund in order to calculate its daily net asset value;

9)	In consultation with legal counsel for the Trust, assist in and monitor the preparation, filing, printing and where applicable, dissemination to shareholders of the following:
a.	amendments to the Trust’s Registration Statement on Form N-1A;
b.	periodic reports to the trustees, shareholders and the SEC, including, but not limited to, annual reports and semi-annual reports;

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c.	notices pursuant to Rule 24f-2;
d.	proxy materials; and
e.	reports to the SEC on Forms N-SAR, N-CSR, N-Q and N-PX.

10)	Coordinate the Trust's audits and examinations by:
a.	assisting each Fund’s independent public accountants, or, upon approval of the Trust, any regulatory body, in any requested review of a Fund’s accounts and records;
b.	providing appropriate financial schedules (as requested by a Fund’s independent public accountants or SEC examiners); and
c.	providing office facilities as may be required.

11)	Determine, after consultation with legal counsel for the Trust and the Fund’s investment adviser, the jurisdictions in which Shares of the Trust shall be registered or qualified for sale; facilitate, register, or prepare applicable notice or other filings with respect to, the Shares with the various state and territories of the United States and other securities commissions, provided that all fees for the registration of Shares or for qualifying or continuing the qualification of the Trust shall be paid by the Trust;

12)	Monitor sales of Shares and ensure that the Shares are properly and duly registered with the SEC;

13)	Monitor the calculation of performance data for dissemination to information services covering the investment company industry, for sales literature of the Trust and other appropriate purposes;

14)	Prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

15)	Prepare authorization for the payment of Trust expenses and pay, from Trust assets, all bills of the Trust;

16)	Provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

17)	Upon request, assist each Fund in the evaluation and selection of other service providers, such as independent public accountants, printers, EDGAR providers and proxy solicitors (such parties may be affiliates of RCS);

18)	Perform other services, recordkeeping and assistance relating to the affairs of the Trust as the Trust may, from time to time, reasonably request pursuant to mutually acceptable timelines and compensation agreements.

All out-of-pocket expenses will be billed as set forth on Appendix III. RCS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Fund Administrative Services. Any modification of the Fund Administrative Services provided by RCS as set forth in this Appendix II shall be delivered to the Trust in writing.

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APPENDIX III

LIST OF FUNDS

SERVICES & FEES

This Appendix III is part of the Fund Services Agreement between Realty Capital Income Funds Trust (the “Trust”) and RCS Advisory Services, LLC (“RCS”). Set forth below are the Services elected by the Trust for the Fund(s) identified on this Appendix III along with the associated Fees.

EFFECTIVE DATE

The Effective Date for the Funds set forth on this Appendix III shall be the later of the date of this Agreement or upon commencement of operations.

COVERED FUNDS

The Funds to be covered under this Agreement include:

Fund Name	Board Approval Date
AR Capital Real Estate Income Fund	April 2013

SELECTED SERVICES and FEES

The Trust shall pay to RCS the following fees (all basis point fees will be calculated based upon the average net assets of the Fund for the previous month):

Fund Accounting Fees

1.	Base annual fee (per Fund):	$25,000.00*
PLUS
1 basis point or 0.01% on net assets greater than $25 million.

*Funds with multiple share classes will be assessed an additional $6,000.00 annual fee for each share class above one. Bond funds will be assessed an additional $6,000.00 annual fee. Fund Accounting Fees for global funds, defined as funds processing more than 25% in non-domestic assets, will be charged at 150% of the above rates (base fee as well as basis point fee).

2.	Price Quotes. The charge for equity and bond price quotes per security, per day will be as follows:

$.15 Domestic and Canadian Equities

$.15 Options

$.50 Corp/Gov/Agency Bonds

$.50 International Equities and Bonds

$.80 Municipal Bonds

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$1.00 CMO’s

$62.50 per CDX or Equivalent (monthly fee)

$62.50 per Single Name Credit Default Swap (monthly fee)

3.	Additional Charges.
a.	Out-of-pocket expenses. The Trust shall reimburse RCS for all out-of-pocket expenses incurred by RCS to provide the Services.
b.	Manual processing fee. The Trust shall pay an additional charge of $500.00 per month for portfolios that transmit daily trades via facsimile as opposed to utilizing an electronic format.
c.	SSAE 16 expense. The Trust shall reimburse RCS for the cost of the RCS SSAE 16 review reasonably apportioned to each Fund.
d.	Fund Accounting Data De-Conversion fee. The Trust shall pay a Fund Accounting record data de-conversion fee in the amount of $2,500.00 upon a cancellation or termination of this Agreement for any Fund for any reason other than liquidation of the Fund.

Fund Administration Fees

1.	Base annual fee (per Fund):

26 basis points (0.26%) on the first $250 million of net assets;

24.5 basis points (0.245%) on net assets from $250 million and $500 million;

23 basis points (0.23%) on net assets from $500 million to $1 billion

22 basis points (0.22%) on net assets greater than $1 billion

The base annual fee is subject to a $30,000.00 minimum annual fee per Fund

2.	State Registration (Blue Sky) Fees:

The Trust shall pay the federal and state regulatory filing fees allocated to each Fund. In addition, the Trust shall pay RCS the following fees per state registration:

Initial registration	$295.00
Registration renewal	$150.00
Sales reports (if required)	$25.00

3.	Additional Charges.

a.	Out-of-pocket expenses. The Trust shall reimburse RCS for all out-of-pocket expenses incurred by RCS to provide the Services.
b.	FIN 48 Compliance fee. The Trust shall pay RCS $250.00 per calendar quarter for each Fund for FIN 48 Compliance.

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Special Reports/Programming Fees

All special reports analyses and/or programming requested by the Trust under this Agreement shall be subject to an additional programming charge, agreed upon in advance, based upon the following rates:

RCS Senior & MIS Staff	$200.00 per hour
RCS Junior Staff	$100.00 per hour

Out -of-pocket Expenses

The Trust shall reimburse RCS for all out-of-pocket expenses incurred by RCS when performing Services under this Agreement, including but not limited to the following:

o Anti-ID Theft Monitoring	o Pro rata portion of SSAE 16 review
o Bank Account and other Bank Fees	o Proxy Services
o Customer Identification/AML Program Costs	o Record Storage
o Fund Stationery and Supplies	o Regulatory Fees and Assessments
o Locating Lost Shareholders/Escheatment Costs	o State and Federal Filing Fees and Assessments
o NSCC Charges	o Tax Reporting
o Postage	o Telephone and Toll Free Lines
o Pre and Post Sale Fulfillment	o Travel Requested by the Trust
o Printing Fund Documents

Signature Page Follows

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The parties hereto agree to the Services and associated fees, effective as set forth in this Appendix III to the Fund Services Agreement.

REALTY CAPITAL INCOME FUNDS TRUST		RCS ADVISORY SERVICES, LLC

By:	/s/ John H. Grady	By:	/s/ John H. Grady
	John H. Grady		John H. Grady
	President		Executive Vice President

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